FOX FACTORY HOLDING CORP.
2013 OMNIBUS PLAN

Amendment to Restricted Stock Unit Award Agreement

WHEREAS, by a Restricted Stock Unit Award Agreement effective as of May 5, 2016 (the “Agreement”), Fox Factory Holding Corp., a Delaware corporation (“Fox Factory” or “Company”) granted to Joseph Hagin (the “Participant”) a Restricted Stock Unit Award consisting of the right to earn an aggregate of 2,303 shares of common stock, par value $0.001 per share, of the Company subject to the terms and conditions set forth in the Agreement.
WHEREAS, the Company and the Participant desire to amend the Agreement to accelerate the vesting of the Award.
NOW, THEREFORE, effective January 11, 2017, the definition of “Performance Period” shall be amended in its entirety to provide as follows:
“May 5, 2016 through January 11, 2017”
FURTHER, effective January 11, 2017, Section 2(b) of the Agreement shall be amended in its entirety to provide as follows:
“(b) Subject to the terms of this Agreement and those of the Plan, this Award shall vest on January 11, 2017; provided that the Participant’s service as a Director of the Company has not ceased before the particular vesting date. Notwithstanding the foregoing, this Award shall vest with respect to all of the Shares, upon the occurrence of the death of the Participant or a Change of Control of the Company; provided in each case that the Participant’s service with the Company has not ceased before the date of the occurrence of such event.”

FOX FACTORY HOLDING CORP. By:/s/ Larry L. Enterline Title:CEO Date:1/11/2017	PARTICIPANT /s/ Joseph Hagin Joseph Hagin Date: 1/10/2017